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                                                                   EXHIBIT 99.1


                         [CITIGATE SARD VERBINNEN LOGO]

NEWS

FOR IMMEDIATE RELEASE


                               Contact: George Sard/Anna Cordasco/Paul Caminiti
                                        Citigate Sard Verbinnen
                                        212/687-8080


            NEW VALLEY WILL DISTRIBUTE 22,543,158 LADENBURG THALMANN
                       SHARES TO NEW VALLEY STOCKHOLDERS

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         MIAMI, FL, NOVEMBER 30, 2001 - New Valley Corporation (NASD: NVAL)
announced today that it will distribute its 22,543,158 shares of Ladenburg Thalmann Financial Services Inc. common stock (AMEX: LTS), a 53.6% interest, to holders of New Valley common shares through a special dividend.

         The special dividend will be accomplished through a pro rata distribution of the Ladenburg shares, payable on December 20, 2001 to New Valley holders of record as of December 10, 2001. New Valley stockholders will receive 0.988 of a Ladenburg share for each share of New Valley. New Valley stockholders will receive, through an independent agent, a pro rata cash distribution for fractional shares.

         The distribution will be taxable to New Valley stockholders for Federal, state and local tax purposes first as a dividend to the extent of New Valley's earnings and profits for the current tax year. Thereafter, the distribution will be treated as a non-taxable return of capital to the extent of the stockholder's tax basis in New Valley common shares, with any remaining amount being taxed as a capital gain. The final determination of New Valley's earnings and profits, and, thus, the amount of the distribution that may be taxable as a dividend, cannot be made until determination of New Valley's year-end results.

         Under applicable tax laws, the value for tax purposes of the distribution will be determined by the trading price of the Ladenburg shares on the date of distribution to stockholders. Notwithstanding the above information, stockholders are advised to consult with their own tax advisors on this matter.


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         Following the distribution of the Ladenburg shares, holders of the outstanding warrants to purchase New Valley's common shares will be entitled to receive, upon exercise of a warrant, a cash payment equal to the current market price of 0.988 of a Ladenburg share on the distribution date. Notice of the amount of the payment to be made upon exercise of the warrants will be provided to the warrant holders following the distribution date.

         New Valley is principally engaged in the investment banking and brokerage business, through Ladenburg Thalmann Financial Services Inc., and the real estate business in Russia, through BrookeMil Ltd. and Western Realty.


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